Assr.	B.O. No.	CIF No.	Loan No.	Product Code	Coll. Code	Customer Name	Commitment Amount
53	32	3382428	1266804500	1011	2	Iroquois Valley Farms LLC	$500,000.00

PROMISSORY NOTE/LOAN AGREEMENT

BGM300 (07/17)

LENDER: Compeer Financial, PCA
2600 Jenny Wren Trail
Sun Prairie, WI 53590

NOTE DATE: May 01, 2018
MATURITY DATE: May 01, 2019
LOAN AMOUNT: $500,000.00

TYPE OF LOAN: Revolving Line Of Credit (RLOC)

TYPE OF INTEREST RATE: Adjustable Rate LIBOR Based **STATED INTEREST RATE:** 4.3971%

On the first day of each month the Interest Rate shall be adjusted by adding a margin of **2.5000** percentage points to the index. This margin shall remain in effect until , at which time Lender may change the margin at its discretion, and Lender may continue to change the margin at successive intervals of **1** year(s) each thereafter.

LOAN PAYMENTS:

The loan is payable in its entirety on the Maturity Date.

DRAFT PROGRAM:

Loan funds may be disbursed pursuant to the Draft Program Agreement set forth herein. The minimum draft amount is **$0.00**.

COLLATERAL: Payment of the loan is secured by:

The mortgage(s) or deed(s) of trust dated the same as this agreement, conveying real estate in the county or counties of Shiawassee, Michigan.

DEFAULT ADD-ON RATE:

2.0000% will be added to the interest rate that would otherwise be in effect for this loan if Borrower defaults as explained in the Additional Provisions.

VOTING STOCKHOLDER: David Miller is authorized by Borrower to exercise any voting rights on behalf of members, subject to applicable bylaws, and to receive effective interest rate disclosures, unless otherwise agreed in writing between the parties.

Borrower further agrees that a security interest is granted to Lender in all such stock or participation certificates now owned and hereafter acquired, however designated or classified, and all equity reserve and allocated surplus in the Lender or Lender's parent association, as applicable, to secure the Loans.

FOR VALUE RECEIVED, the undersigned Borrower, whether one or more, jointly and severally promise to pay to the order of the Lender at its office shown above on or before the Maturity Date the principal sum equal to the Loan Amount together with interest thereon from dates of disbursement until paid pursuant to the Lender's Individual Loan Pricing Program (the "Program"), as provided in the Additional Provisions. Borrower grants to the Lender, as security for the payment of this loan and, if applicable, the other Obligations, as defined in the Additional Provisions, a present security interest or lien in the property described above and, if applicable, the other Collateral, as defined in the Additional Provisions.

Borrower acknowledges receipt of: a) pertaining to the Lender or the Lender's parent association, as applicable, the most recent annual report and most recent quarterly report, if more recent than the annual report; a copy of the Notice to Borrowers concerning investment, which includes a description of the terms and conditions under which equity is issued; capitalization bylaws and b) an Effective Interest Rate and Disclosure, a Truth in Lending Disclosure Statement, or a Closing Disclosure, as applicable.

THIS AGREEMENT INCLUDES THE PROVISIONS IN THE "PROMISSORY NOTE/LOAN AGREEMENT – ADDITIONAL PROVISIONS"

An electronic reproduction of this fully-executed document shall be as valid as the original.

Iroquois Valley Farms LLC, an Illinois limited liability company

DocuSigned by:

By: Kevin Egolf

Kevin Egolf, Chief Financial Officer

PROMISSORY NOTE/LOAN AGREEMENT - ADDITIONAL PROVISIONS

Date: May 01, 2018 Loan Number: 1266804500

1. INDIVIDUAL LOAN PRICING PROGRAM: The Program provides for charging differential interest rates according to loan classes determined by criteria adopted by the Lender from time to time, such as type of loan, purpose, amount, quality, funding costs, operating costs, servicing costs, and competitive interest rates. There are separate types of loans and interest rates under the Program, each having a different rate of interest, and the loans within each class are assigned to an interest rate category. It is possible that the particular rate for each class of loan may differ among such geographical areas as may be designated from time to time. In the event that Borrower defaults under the terms or conditions of any promissory note, membership agreement, mortgage or other security document, or any amendatory agreement to any of these, the Lender at its option may adjust this loan to any less favorable interest rate category then offered or maintained by Lender for loans of this type. The higher interest rate shall become effective immediately upon placement of this loan into the less favorable interest rate category by Lender, and the loan may, at the option of Lender, remain in the less favorable interest rate category for the remaining term of the loan, regardless of whether Borrower later cures the default. Lender shall not place the loan into a less favorable interest rate category unless Lender has first given Borrower written notice of the default, and Borrower fails to cure the default within 60 days after Lender has given the notice. In addition to adjusting the loan to a less favorable interest rate category, Lender may also charge the higher default interest rate described below.

2. INTEREST RATE: For a(n):

Adjustable Rate LIBOR Based loan, the initial annual rate of interest is equal to the Stated Interest Rate. The index for adjustments is the One Month London Interbank Offered Rate ("One Month LIBOR") reported on the tenth day of the month preceding the interest rate change date by the Wall Street Journal in its daily listing of money rates. If a One Month LIBOR rate is not reported on the tenth day of a month, the One Month LIBOR rate reported on the first business day preceding the tenth day of the month will be used. If this index is no longer available, or is no longer posted through electronic transmission, Lender will select a new index which is based upon comparable information.

Interest may be based upon a 360- or 365-day year as the Lender may determine.

3. ADJUSTABLE OR VARIABLE INTEREST RATES: If the loan has an adjustable or variable interest rate, Borrower will be notified in writing of any change in an interest rate tied to an external index not later than 45 days after the effective date of the change, or if the interest rate is not tied to an external index, not later than 10 days after the effective date of the change, or if this loan is subject to Truth in Lending, not later than the notice period required under the Truth in Lending Act and implementing regulations. Notwithstanding the foregoing or any provision herein to the contrary, in no event shall the interest rate be less than 0.0099% per annum.

4. DEFAULT RATE OF INTEREST: Prior to maturity, if Borrower defaults under this document, the entire unpaid principal balance of the loan, including all advancements, shall bear interest from the date of default until the default is cured or maturity of the loan is accelerated by reason of default at a rate equal to the interest rate for this loan that would otherwise be in effect during the period of default plus the Default Add-On Rate per annum (the "default rate"), and the amount of such interest in excess of interest otherwise accruing in the absence of default shall be immediately due and payable. At maturity or upon acceleration of maturity by reason of default, the entire indebtedness including all principal, interest and advancements shall bear interest until paid at the default rate in effect at the time of maturity or acceleration of maturity, as the case may be.

5. DISBURSEMENTS OF PRINCIPAL: Disbursements of principal may be made at various times at Borrower's request, subject to the provisions of this paragraph. Repayments of principal under a Revolving Line of Credit reinstate the loan commitment, subject to the terms of this document, but the total of the unpaid balance of future advances together with the existing indebtedness hereunder, in the aggregate at any one time outstanding, shall not exceed the Loan Amount; otherwise, repayments of principal do not reinstate the loan commitment, and total disbursements, in the aggregate, shall not exceed the Loan Amount. The Lender may withhold further disbursements if it determines that: (a) the value of the Collateral is insufficient; (b) loan proceeds have been used for purposes not approved by the Lender; (c) loan payments have not been made in accordance with the repayment plan contained in the loan application; or (d) an event has occurred which entitles the Lender to accelerate maturity of the loan.

6. DRAFT PROGRAM AGREEMENT: The Borrower may draw loan funds using the draft forms furnished by the Lender, subject to the following terms and conditions:

(a) The Borrower authorizes and directs the Lender and its duly authorized agents to accept drafts made or drawn by any Borrower and to disburse loan funds accordingly, as specified in this document; however, Borrower agrees not to use drafts as payments on this or other Obligations of the Borrower. The Borrower may be charged a reasonable fee for this program and the cost of printing drafts.

(b) The Borrower jointly and severally accepts responsibility for all disbursements made pursuant to this authorization and direction. The Lender shall not be obligated to inquire as to whether the Borrower has issued specific directions for any particular draft or to determine whether the Borrower has received the benefit of the proceeds of any particular draft before honoring such draft. Drafts may be deposited directly into the bank account of any Borrower.

(c) The minimum amount for which each draft may be written is the Minimum Draft amount. In the event that Borrower writes any draft for an amount below this minimum, the Lender may charge Borrower a reasonable fee for each draft that is not in compliance.

(d) Drafts may not be written in excess of the undisbursed loan commitment. The Lender reserves the right to revoke all future draft privileges without notice to the Borrower in the event of an overdraft and the right to reject drafts that are not written for purposes specified in the loan documents or pursuant to these terms and conditions. In the event that Lender chooses to honor a draft which exceeds the available loan commitment, Borrower is liable for full repayment of the funds thus borrowed, plus interest, and Lender may charge Borrower a reasonable overdraft fee.

(e) The Borrower agrees to immediately notify the Lender in the event one or more drafts are lost, stolen, destroyed or otherwise misused and to indemnify the Lender and hold the Lender harmless from any loss or claim if any draft is lost, stolen, forged, altered or otherwise misused if the Lender did not have notice of the same at least 24 hours prior to honoring such draft.

(f) The Borrower may stop payment on a draft by request to the Lender. The Borrower will be charged a reasonable fee for each stop-payment order and agrees to reimburse the Lender for all damages, costs and expenses as a result of the Lender's refusal to honor such draft. The Lender shall not be liable in the event the draft is honored following a stop-payment order if such order is not received in sufficient time to permit dishonor.

(g) This authorization and direction shall be effective as to this and, with the Lender's approval, other existing and future loans to the Borrower and shall continue in force and effect until the Lender receives written notice of revocation signed by the Borrower, provided the privilege of using drafts may be withdrawn by the Lender and unused drafts must be surrendered to the Lender on demand.

7. FUNDS HELD PROGRAM: Lender may offer a Funds Held Program ("Program") that allows Borrower to make advance conditional payments on designated loans. Lender reserves the right, in its discretion, to amend or terminate the Program. The following terms and conditions apply to all Program accounts in connection with loans from Lender.

(a) Subject to Lender's rights to direct the application of payments, an advance payment made to be applied to future maturities on a loan will be placed in a Program account ("Account") as of the date received. If a special prepayment of principal is desired, Borrower must so specify when an advance payment is made.

(b) Interest will accrue on funds in the Account at such times and at such rates as per Lender's Program. Lender may change the interest rate or accrual period from time to time without notice. The Program may provide for different interest rates for different categories of loans.

(c) When a loan installment or other related charge becomes due, funds in the Account for that loan will be automatically applied on the due date toward payment of the installment or related charge. Any accrued interest in the Account will be applied first. If the funds in the Account are not adequate to pay the entire installment or related charge, Borrower must pay the difference by the installment due date.

(d) Funds received after a loan installment or related charge has been billed will be applied to the installment or related charge due. Funds received in excess of the billed installment amount or related charge will be placed in the Account. Even though no installment or related charge is due, Lender may, at its option, apply funds from the Account without notice to Borrower as follows:

-- Protective Advances. If Borrower fails to pay when due other items Borrower is required to pay pursuant to any loan document, Lender may apply funds in the Account to pay them.

-- Account Ceiling. If the Account balance exceeds the unpaid balance on the loan, Lender may apply the funds in the Account to pay off the loan and will return any excess funds.

-- Transfer of Security. If Borrower sells, assigns, or transfers any interest in any collateral for the loan, Lender may apply the funds in the Account to the remaining loan balance.

-- Deceased Borrowers. If all Borrowers are deceased, Lender may apply the funds in the Account to the remaining loan balance.

-- Termination of Program. If Lender decides to terminate the Program, it may apply all funds in the Account to the remaining loan balance effective on the

termination date.

(e) Lender may, in its discretion, permit Borrower to withdraw funds from the Account in accordance with Lender's Program.

(f) Neither the advance payments nor the accrued interest in an Account are insured by a governmental agency or instrumentality. If Lender is placed in liquidation, Borrower shall be sent by the receiver such notices as required by FCA regulations then in effect. Such regulations currently provide for advance notice from the receiver that funds in the Account will be applied to the loan and that funds in the Account will not earn interest after the receiver is appointed.

8. LOAN PAYMENTS: If the loan is payable in installments and the period from the day interest begins to the due date of the first installment is more than the interval between installments, there may be an interest only payment due one installment interval prior to the due date of the first installment, or the interest may be included in the first installment at the option of the Lender, but if such period is less than the interval between installments and principal and interest are payable in equal installments, then the first installment will be decreased by the amount of interest not yet accrued for that installment. The final installment may be more or less than preceding installments, if any, and any periodic adjustments to the interest rate will result in corresponding changes in the amount of installments, if the loan is payable in installments, or the amount due at maturity. The Borrower may make advance payments in any amount and at any time without penalty. Prepayments shall, at the option of the Lender, (a) be held by the Lender and then applied to installments of principal and interest next scheduled to mature in the order of maturity, (b) be immediately applied to payment of principal then outstanding, resulting in a reamortization of the remaining balance of the loan over the remaining term under the existing payment plan and in a corresponding reduction in the amount of future installments of principal and interest, or (c) be immediately applied to payment of principal then outstanding, with, if an amortized loan, a corresponding reduction in the number of future installments of principal and interest in the inverse order of maturity, thus discharging the loan at an earlier date; provided, in any event, the Lender may, at its option, first apply any such prepayments to the payment of interest accrued to the date of prepayment.

9. PERSONAL PROPERTY AND FIXTURES: Not applicable to this loan.

10. FINANCIAL RECORDS: The Borrower agrees to maintain complete and accurate financial books and records for Borrower's business, permit access by the Lender and to provide periodic financial information as requested by Lender in a form acceptable to Lender.

11. PAYMENTS BY LENDER: The Lender is authorized but not obligated to pay the following items and charge them to the loan with interest at the rate or rates then applicable to this loan:

(a) amounts required to pay prior liens on the Collateral;

(b) the cost of insurance carried by the Borrower in connection with this Loan or any financially related service offered by or through the Lender;

(c) appraisal and title evidence costs, recording and filing fees, and similar items;

(d) amounts required for the Borrower to acquire and maintain stock or participation certificates in the Lender or the Lender's parent association, as applicable; and

(e) any accrued interest hereunder that is not paid when due.

12. EVENTS OF DEFAULT: Each of the following constitutes a default by Borrower under this document:

(a) the failure to perform any warranty or agreement contained in this document or in any instrument securing payment of this loan or related to this loan;

(b) default under any other promissory note executed by the Borrower, or any one or more of them, and payable to the Lender (except any promissory note executed solely by one or more rural homeowners, as that term is defined in 12 C.F.R. § 613.3030);

(c) default under any lease executed by the Borrower, or any one or more of them, under which the Lender is the Lessor, and, it shall also be an event of default under this document if an event of default occurs on any other loan or lease that any Borrower has with either the Lender's parent association or any subsidiaries of the Lender's parent association;

(d) any statement or report furnished by the Borrower to the Lender is false in any material respect;

(e) any Borrower provides false, misleading or incomplete information to Lender for the purpose of influencing the decision(s) of Lender;

(f) any Borrower engages in any unlawful activity;

(g) any Collateral is lost, stolen, substantially damaged, destroyed, or, without the Lender's consent, sold or encumbered;

(h) any Borrower or guarantor dies, is dissolved, or the commencement of any proceeding by or against any Borrower or guarantor under the provisions of any bankruptcy or insolvency laws; or

(i) the Lender, in good faith, deems itself insecure or determines that the prospect of payment of this loan or the prospect of performance of this or any other instrument securing this loan or relating to it is impaired.

13. LENDER'S REMEDIES: Lender, in addition to other rights provided in this document or by law or agreement, may do any one or more of the following if Borrower defaults under this document:

(a) declare this loan and any or all other loans to Borrower or any one or more of them (except any loan extended solely to one or more rural homeowners, as that term is defined in 12 C.F.R. § 613.3030) immediately due and payable;

(b) require Borrower to reimburse the Lender for expenses incurred by the Lender in protecting or enforcing its rights under this document, regardless of whether Collateral is involved, including without limitation reasonable attorney's fees and legal expenses when permitted by law;

(c) as to Collateral which is personal property or fixtures, exercise all the remedies of a secured party under the Uniform Commercial Code including without limitation:

(1) without notice to the Borrower or judicial process peaceably enter upon any premises where the Collateral is located, take possession of it and remove it from the premises;

(2) require the Borrower to assemble the Collateral and make it available to the Lender at a place designated by Lender which is reasonably convenient to both parties;

(3) use and occupy the Borrower's premises to care for livestock collateral;

(4) appoint a receiver to marshal, preserve and manage the Collateral until judgment is obtained;

(5) care for and harvest the crops and dispose of them at private sale (at Borrower's expense) since crops are perishable and may decline speedily in value; and

(6) after deduction of expenses, the Lender may apply the proceeds of disposition to the Obligations as defined in security agreement(s) in effect between the Borrower and the Lender in the order and amounts the Lender elects.

14. ASSIGNMENT OF LOAN: The Lender may not assign or otherwise transfer this loan to any party other than AgriBank, FCB and its successors (the "Bank"), whether absolutely or as collateral security and whether in the ordinary course of business or otherwise, without the express written consent of the Bank. If this loan is assigned or otherwise transferred to the Bank or another institution chartered pursuant to the provisions of the Farm Credit Act of 1971, as amended, ("Act") the interest rate hereunder may be established by such institution in accordance with the provisions of this document. If this loan is assigned or transferred to a party not chartered under the Act, notwithstanding any contrary provision in this document, in the absence of maturity or acceleration, the following apply:

(a) If this is a Variable Rate loan or an Adjustable Rate Operating RLOC, adjustments in the interest rate will be made only on the dates occurring at successive intervals of one year each after the first day of the month and year of such assignment based upon an index and margin. The index will be the weekly average yield on United States Treasury securities, as made available by the Federal Reserve Board, adjusted to a constant maturity of one year.

(b) If this is an Adjustable Rate Capital RLOC or Adjustable Rate IT loan, the interest rate will continue to be adjusted on the dates and intervals described therein based upon an index and margin. The index will be the same as for a Variable Rate Loan, except it will be adjusted to a constant maturity of a length equal to the length of the interval between adjustments specified above (if U.S. Treasury yield figures are not available for this length, the U.S. Treasury yield figures which are available for the closest length of time which is shorter than the interval between adjustments will be used).

(c) For interest rate adjustments under (a) and (b), the margin will be the amount by which the interest rate in effect for this loan at the time of the assignment, in the absence of default, exceeds the index that would have been effective for the date that this interest rate was established for this loan (the last previous repricing date). The new interest rate will be calculated by adding the margin to the applicable current index and rounding the total to the nearest one-eighth of one percent, subject however, to the provision herein for a higher default rate. The current index will be the most recent index available as of 45 days before the date the interest rate is to be adjusted. If the applicable index is not available, the Lender will select a new index which is based upon comparable information. The interest rate shall never exceed the rate permitted by applicable law.

(d) If this is an Adjustable Rate Prime Rate Based loan, the margin that is used for interest rate adjustments shall remain fixed for the remaining term of the loan at the margin amount that is in effect at the time of the assignment.

15. WAIVER: The Borrower and other parties to this transaction (except the Lender), and each of them, whether principal, surety, guarantor, endorser, or other party, agree to be jointly and severally bound and, further, waive demand, protest, and notice of demand, protest, or nonpayment, and agree that the liability of each shall be unconditional without regard to the liability of any other party and shall not be affected by any indulgence, extension or extensions of time, renewal, waiver, release of any party or of any Collateral, or other modifications granted or consented to by the Lender. The rights and powers granted to the Lender

hereunder shall not, nor shall any provision hereof, be waived except in writing signed by the Lender, and the provisions hereof shall not be modified, limited, or waived by any prior or subsequent course of dealing between the parties or between the Borrower and third parties or by any usage of trade. To the extent the Bank gives or has given value to the Lender in reliance hereon, either by way of loan or discount, the Borrower hereby waives any and all other defenses or right of offset which the Borrower or any of them may or might have against the Lender when this document is held by the Bank, its collateral custodian, or the successors or assigns of either.

16. APPOINTMENT OF AGENT: Each Borrower hereby appoints each of the other Borrowers as agent for the purposes of this loan and, if applicable, the Obligations and agrees that loan funds, dividends, stock retirement proceeds, and other distributions may be disbursed to or by order of any one or more of them, as the Lender may elect. This appointment shall continue until written notice of termination is received by the Lender.

17. ASSOCIATION MEMBERSHIP: The Borrower agrees to purchase and maintain stock or participation certificates in the Lender or the Lender's parent association, as applicable, in amounts as may be required from time to time under the Capital Plan adopted by the Board of Directors pursuant to applicable Bylaws or under the policies or procedures of the Lender or the Lender's parent association, as applicable (such Bylaws, policies, or procedures, the "Capitalization Policy."). Borrower authorizes and directs the Lender to, without further authorization or direction from any Borrower, retain from any stock retirement proceeds paid to Borrower any amounts required to purchase participation certificates in the Lender or the Lender's parent association, as applicable, and to retain from any participation certificate retirement proceeds paid to Borrower any amounts required to purchase stock in the Lender or the Lender's parent association, as applicable, and to make such purchases on behalf of any one or more Borrower to the extent required by the Capitalization Policy and then distribute the net proceeds (if any) to any one or more Borrower, as the Lender may elect.

18. REPORTING: Lender, its agents, successors and assigns may report Borrower's name and information regarding this loan and all of Borrower's past and future loans to credit reporting agencies.

19. LENDER'S RIGHT TO INSURE COLLATERAL: Unless you (the Borrower) provide us (the Lender) with evidence of the insurance coverage required by your agreement with us, we may purchase insurance at your expense to protect our interests in your Collateral. This insurance may, but need not, protect your interests. The coverage that we purchase may not pay any claim that you make or any claim that is made against you in connection with the Collateral. You may later cancel any insurance purchased by us, but only after providing us with evidence that you have obtained insurance as required by our agreement. If we purchase insurance for the Collateral, you will be responsible for the costs of that insurance, including interest and any other charges we may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to your total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance you may be able to obtain on your own.

20. POWER OF ATTORNEY: Borrower hereby irrevocably appoints the Lender as Borrower's attorney-in-fact to act for the Borrower with full authority in the place and name of the Borrower to take any action and to execute an instrument which the Lender may deem advisable to accomplish the purposes of this Agreement, including authority:

(a) to endorse, collect, sue for, compromise, and receive any drafts, instruments, documents, or moneys due in connection with the Collateral;

(b) to file any claims or take any action or institute any proceedings which the Lender may deem desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral;

(c) to disburse funds including paying insurance premiums, taxes, liens, and other costs of preserving the Collateral; and

(d) to establish, determine priority of, perfect, continue as perfected, preserve, enforce, or terminate the Lender's rights and interests under this Agreement. The Lender may charge its expenses of doing so to any of the Obligations and the Borrower shall pay them upon demand with interest from the date each expense is incurred at the rate in effect on the date each expense is incurred on the applicable Obligation.

21. AUTHORIZATION FOR ACCESS TO INFORMATION: Borrower acknowledges and agrees that the verification or reverification of any information, whether contained in the Borrower's loan application or in any other manner supplied by the Borrower to the Lender in connection therewith, may be made at any time by the Lender, its agents, successors, or assigns, either directly or through a credit reporting agency, from any source whether named in the Borrower's loan application or otherwise provided to the Lender by the Borrower.

22. BORROWER'S PRIVACY DISCLOSURE: Your privacy is important to us. We want you to know that we hold your financial and other personal information in strict confidence. Since 1972, Farm Credit Administration regulations have forbidden the directors and employees of Farm Credit institutions from disclosing personal borrower information to others without your consent. We do not sell or trade our customers' personal information to marketing companies or information brokers. FCA rules allow us to disclose customer information to others only in these situations:

- We may give it to another Farm Credit institution that you do business with.
- We can be a credit reference for you with other lenders and provide information to a credit bureau or other consumer reporting agency.
- We can provide information in certain types of legal or law enforcement proceedings.
- FCA examiners may review loan files during regular examinations of our association.
- If one of our employees applies to become a licensed real estate appraiser, we may give copies of real estate appraisal reports to the State agency that licenses appraisers when required. We will first remove as much personal information from the appraisal report as possible.

As a member/owner of this institution, your privacy and the security of your personal information are vital to our continued ability to serve your ongoing credit needs.

23. UNAUTHORIZED DISPOSITIONS AND FALSE STATEMENTS: Borrower understands that it is a federal crime punishable by fine, imprisonment, or both to knowingly make any false statements in the Borrower's loan application as applicable under the provisions of Title 18, United States Code, Section 1014. Borrower also understands that any unauthorized disposition of Collateral or the making of any false statement or report to the Lender in connection with a loan could result in civil and criminal consequences to the Borrower as applicable under the provisions of Title 18, United States Code, Sections 658 and 1014.

24. PARTIES BOUND: Each person signing the Note, other than the Lender, is a Borrower. The Obligations of all Borrowers are joint and several, and all Borrowers hereby acknowledge receipt of all proceeds of the Loan. This Agreement benefits the Lender, its successors, and assigns. This Agreement shall bind the Borrowers, the Borrowers' heirs, personal representatives, successors, and assigns, and all persons and parties who become bound as a Borrower under this Agreement.

25. FEES CHARGED: Lender has authority to charge and Borrower agrees to pay any reasonable fees and costs charged by Lender to amend the terms of this Loan. Borrower gives Lender authority to advance such fees and costs and charge them to the loan. If Borrower does not immediately repay such advance, interest at the default rate shall begin to accrue on the amount advanced. The absence of express authority in this Promissory Note/Loan Agreement to charge a specific fee or cost to Borrower shall not be construed as a prohibition on the charging of such fees or costs.

26. CONSENT TO ELECTRONIC COMMUNICATIONS: The terms of this paragraph shall not apply to transactions through which Borrower will obtain products or services which are used primarily for personal, family, or household purposes. Borrower agrees that any "Communications" (as defined herein) directed to any one or more of the Borrowers by the Lender, the Lender's parent association, or any subsidiary, affiliate, or agent of the Lender or the Lender's parent association (collectively, the "Association"), may be provided in electronic form or transmitted by electronic means. As used herein, "Communications" means all notices, disclosures, documents, or other communications given by the Lender to any Borrower, including without limitation all shareholder communications and any disclosures, notices, or communications relating to a transaction between any one or more of the Borrowers and the Association, but expressly excluding any notice required by law to be provided in paper form. Borrower acknowledges that electronic Communications entail risks (including the risk of interception by a third party) and hereby releases the Association from all liability relating to the electronic provision or transmission of Communications. Borrower agrees to provide the Lender upon request with the e-mail address or addresses of Borrower and to notify the Lender within 10 days if any of the Borrowers change their e-mail address or addresses. Any Communication sent by e-mail will be deemed received when sent to the last e-mail address or addresses of any one or more of the Borrowers known by the Lender. Any Communication digitally published by the Association on an internet website will be deemed received when the Association has both published the Communication and notified Borrower that the Communication has been published. Transmission of any loan document as an "electronic record" containing any Borrower's "electronic signature," as those terms are defined in applicable federal and state laws, or facsimile transmission of any loan document containing a facsimile of any Borrower's signature, shall be as effective, enforceable and valid as if a paper version of such loan document were delivered containing such original written signature. Such loan document constitutes an original document for legal purposes and is effective as a transferable record. The electronic method used reliably establishes the identity of the Lender as a holder in due course. At any time, Borrowers may request a paper copy of any record made available to Borrowers electronically. Any Borrower may revoke the consent to receive electronic Communications contained in this paragraph by sending thirty days prior written notice of such revocation, signed by all of the Borrowers, to the Lender by certified mail, return receipt requested. In the event of any conflict between the terms of this paragraph and the terms of any other agreement entered into by one or more of the Borrowers and the Association regarding electronic signatures or communications, the terms of the other agreement shall control as to such electronic signatures or communications.

27. NOTICES: Except as required by statute or regulation, all Communications to Borrower provided for under the Promissory Note/Loan Agreement will have been duly given and will be effective on the earliest of the following dates if addressed to the last address known by the Lender of any one or more of the

Borrowers: (a) when personally delivered to any Borrower; (b) the first business day after being delivered prepaid (or pursuant to an invoice arrangement) to a reputable overnight courier service; (c) three business days after being deposited in the mail; or (d) the day sent by e-mail or other electronic means as provided in Section 26.

28. MISCELLANEOUS: The Borrower agrees to deliver upon the request of the Lender such additional or corrected documents, drafts or instruments as the Lender may deem necessary at any time.

29. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the substantive laws of the State of ILLINOIS (without reference to conflict of law principles).

30. MODIFICATION: No modification of this document or any related document shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

Oral or unexecuted agreements or commitments to loan money, extend credit, or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (the Borrower) and us (the Lender) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.